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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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CONTACTS:
Greg Priest                     Cindy McCaffrey, Media Relations
CBT Group PLC                   CBT Group PLC
(650) 614-5900                  (650) 614-5962


                 CBT GROUP MAKES HIGH-LEVEL MANAGEMENT CHANGES
        COMPANY ANNOUNCES PRELIMINARY THIRD QUARTER FINANCIAL RESULTS;
               BOARD OF DIRECTORS ADOPTS SHAREHOLDER RIGHTS PLAN

MENLO PARK, Calif.--Oct. 1, 1998--CBT Group (NASDAQ: CBTSY) today announced preliminary financial results for the third quarter of 1998, indicating that the company will record revenues for the quarter of approximately $35 million. Full financial results will be published in the ordinary course later this month.

     CBT Group also announced today that it is making high level management changes. The company announced that James J. Buckley, 47, CBT Group's chairman and chief executive officer and a member of CBT Group's board of directors, and Richard Y. Okumoto, 46, senior vice president of Finance and chief financial officer and also a member of the company's board of directors, have stepped down from their positions at the company. The decision that Buckley and Okumoto would leave the company was made jointly by the members of CBT Group's board of directors, including Buckley and Okumoto.

     The two departing executives will be replaced on an interim basis by a newly formed management committee. The members of the management committee will be William G. McCabe, 41, CBT Group's former chairman and chief executive officer; Gregory M. Priest, 34, CBT Group's former vice president of Finance and chief financial officer; and John M. Grillos, 56, a member of CBT Group's board of directors since 1994. The management committee, along with CBT Group's executive management team, will run the day-to-day operations of the company in the immediate term and has further been charged with rapidly developing an action plan to restore confidence in the company and to drive long-term shareholder value.

     "Recent events at CBT Group have created a crisis in confidence in the company," McCabe said. "As the board of directors has reviewed the situation, we have collectively concluded that it is in the best interests of the company that Jim and Rich step down from their posts at this time. We regret that the situation has reached this point but have all agreed that under the circumstances, this action best serves the company and its shareholders.
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     "In joining in the taking of these steps, Jim and Rich have demonstrated, in a very difficult personal situation, their commitment to the best interests of the company and its shareholders," McCabe added. "Jim and Rich have always displayed a high level of integrity in their conduct of the company's business, and they continue to do so through their actions today.

     "We are obviously disappointed with the company's financial performance in the third quarter," McCabe said. "It is imperative that CBT Group move quickly to address the concerns that have arisen surrounding the company, and we are absolutely committed to doing whatever it takes to do so. As we develop this strategy, we will absolutely ensure that our shareholders, employees and customers are apprised of developments on a current basis."

SHAREHOLDER RIGHTS PLAN

The company also announced today that its board of directors has voted to adopt a shareholders rights plan to protect the company in the event of an unsolicited acquisition attempt.

     "We have determined that implementation of such a plan is prudent at this time in view of the recent sharp drop in our share price," McCabe said. "We felt compelled to take action to protect against a potential offer not in the shareholders' interests, while focusing on rebuilding long-term shareholder value."

     The shareholder rights plan is intended to assure that the board of directors has the ability to protect shareholders and the company if efforts are made to gain control of the company in a manner that is not in the best interests of the company and all of its shareholders. The rights plan is not being adopted in response to any specific effort to acquire control of the company, and the board is not aware of any such effort.

ABOUT CBT GROUP

CBT Group is a leading provider of interactive education software for information technology professionals in business, education and government markets worldwide. The company's comprehensive library, which covers a range of client/server, mainframe, and Internet and intranet technologies, is used by the world's leading corporations to train employees to develop and apply mission-critical technologies in the workplace. CBT Group is located on the World Wide Web at http://www.cbtsys.com.

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